Exhibit 10.14

Execution Copy

BROWN & BROWN, INC.

$25,000,000 5.66% Series C Senior Notes due December 22, 2016
$200,000,000 Private Shelf Facility

__________________________________

MASTER SHELF AND
NOTE PURCHASE AGREEMENT

__________________________________

Dated as of December 22, 2006

i

(continued)

(continued)

(continued)

22. MISCELLANEOUS	55
22.1. Successors and Assigns	55
22.2. Payments Due on Non-Business Days	55
22.3. Severability	55
22.4. Construction	55
22.5. Counterparts	56
22.6. Governing Law	56

SCHEDULES AND EXHIBITS

SCHEDULE A	—	Information Relating To Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 3	—	Payment Instructions

SCHEDULE 4.1(i)	—	Changes in Corporate Structure

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.7	—	Certain Litigation

SCHEDULE 5.10	—	Licenses, Permits, etc.

SCHEDULE 5.11	—	ERISA Affiliates and Plans

SCHEDULE 5.13	—	Use of Proceeds

SCHEDULE 5.14	—	Existing Indebtedness

EXHIBIT 1(a)	—	Form of 5.66% Series C Senior Note due December 22, 2016

EXHIBIT 1(b)	—	Form of Fixed Rate Shelf Note

EXHIBIT 1(c)	—	Form of Floating Rate Shelf Note

EXHIBIT 2.2(d)	—	Form of Request for Purchase

EXHIBIT 2.2(f)	—	Form of Confirmation of Acceptance

EXHIBIT 4.1(d)(i)	—	Form of First Closing Date Opinion of Special Counsel for the Company

EXHIBIT 4.1(d)(ii)	—	Form of First Closing Date Opinion of Special Counsel for the Purchasers

EXHIBIT 4.2(d)(i)	—	Form of Closing Day Opinion of Special Counsel for the Company

EXHIBIT 4.2(d)(ii)	—	Form of Closing Day Opinion of Special Counsel for the Purchasers

EXHIBIT 9.6(a)	—	Form of Subsidiary Guaranty

v

BROWN & BROWN, INC.
220 South Ridgewood Avenue
Daytona Beach, Florida 32114

$25,000,000 5.66% Series C Senior Notes due December 22, 2016
$200,000,000 Private Shelf Facility

December 22, 2006

Prudential Investment Management, Inc.
(herein called “Prudential”)

Each Prudential Affiliate (as hereinafter defined)
which becomes bound by certain provisions of
this Agreement as hereinafter provided (the “Purchasers”)

c/o Prudential Capital Group
1170 Peachtree Street, Suite 500
Atlanta, GA 30309

Ladies and Gentlemen:

Brown & Brown, Inc., a Florida corporation (together with its successors and permitted assigns, the “Company”), agrees with Prudential and the Purchasers as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issuance and sale of:

(a)          $25,000,000 aggregate principal amount of its 5.66% Series C Senior Notes due December 22, 2016 (including any amendments, restatements or modifications from time to time, the “Series C Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement) to be substantially in the form of Exhibit 1(a) attached hereto;

(b)          its additional fixed rate senior promissory notes (herein called the “Fixed Rate Shelf Notes”) in the aggregate principal amount of up to $200,000,000) (subject to Section 2.2(a)), to be dated the date of issue thereof, to mature, in the case of each Fixed Rate Shelf Note so issued, no more than ten (10) years after the date of original issuance thereof, to have an Average Life of no more than ten (10) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Fixed Rate Shelf Note so issued, in the Confirmation of Acceptance with respect to such Fixed Rate Shelf Note delivered pursuant to paragraph 2.2(f), and to be substantially in the form of Exhibit 1(b) attached hereto; and

(c)          its additional floating rate senior promissory notes (herein called the “Floating Rate Shelf Notes”) in the aggregate principal amount of up to $25,000,000 (subject to Section 2.2), to be dated the date of issue thereof, to mature, in the case of each Floating Rate Shelf Note so issued, no more than five (5) years after the date of original issuance thereof, to have an Average Life of no more than five (5) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Floating Rate Shelf Note so issued, in the Confirmation of Acceptance with respect to such Floating Rate Shelf Note delivered pursuant to Section 2.2(f), and to be substantially in the form of Exhibit 1(c) attached hereto.

The terms “Series C Note” and “Series C Notes”, as used herein shall include each Series C Note delivered pursuant to any provision of this Agreement and each Series C Note delivered in substitution or exchange for any such Series C Note pursuant to any such provision. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Fixed Rate Shelf Note and Floating Rate Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series C Note, Fixed Rate Shelf Note and Floating Rate Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	SALE AND PURCHASE OF NOTES.

2.1.          Purchase and Sale of Series C Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the First Closing, as provided for in Section 3, Series C Notes in the principal amount specified below such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

2.2.          Purchase and Sale of Shelf Notes.

(a)          Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes by Prudential Affiliates pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time (i) $200,000,000, minus (ii) the aggregate principal amount of the Series C Notes purchased and sold pursuant to this Agreement, minus (iii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iv) the aggregate principal amount of Accepted Notes which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time; provided that the aggregate principal amount of Floating Rate Shelf Notes outstanding at any time shall not exceed $25,000,000 (the lesser of the Available Facility Amount or $25,000,000 being referred to herein as the “Floating Rate Available Facility Amount”). NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)          Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement beginning on the First Closing Date until the earlier of (i) the third anniversary of the First Closing Date (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the subsequent issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)          Periodic Spread Information. Provided that no Default or Event of Default then exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to in writing by the Company and Prudential. In any request described in the immediately preceding sentence, the Company may request that Prudential provide information with respect to either or both fixed or floating rates of interest (based on either the LIBOR Rate or Prime Rate, or both). The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.2(c) for any reason, including its determination that the credit quality of the Company has declined since the First Closing Date.

(d)          Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be delivered to Prudential by telecopier or overnight delivery service, and shall

(i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than the lesser of (x) $10,000,000 or (y) the entire amount of the Available Facility Amount, if the Available Facility Amount shall be less than $10,000,000 at the time such Request for Purchase is made, and shall not be greater than the Available Facility Amount or, if such Request for Purchase is for Floating Rate Shelf Notes, the Floating Rate Available Facility Amount at such time,

(ii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of issuance in the case of the Fixed Rate Shelf Notes and no more than 5 years from the date of issuance in the case of the Floating Rate Shelf Notes), installment payment dates, amounts and interest payment periods (which may be quarterly or semi-annually in arrears in the case of a Fixed Rate Shelf Note and quarterly or, if more frequent, on the last day of the applicable Interest Period in arrears in the case of a Floating Rate Shelf Note),

(iii) specify whether the rate quotes are to contain fixed rates of interest, floating rates of interest or both fixed and floating rates of interest and if Floating Rate Shelf Notes, whether such Notes bear interest at the LIBOR Rate or Prime Rate, the Interest Period of such Notes and the other information required by Section 8.9,

(iv) specify the use of proceeds of such Shelf Notes and certify that such proceeds shall not be used to finance a Hostile Tender Offer,

(v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which, which shall be a Business Day during the Issuance Period not less than ten days and not more than 20 days after the delivery of such Request for Purchase,

(vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale,

(vii) certify that, exclusive of those exceptions noted on Annex 1 thereto, the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default,

(viii) specify the amount of the Issuance Fee due pursuant to Section 2.2(i)(i), which will be paid by the Company on the Closing Day for such purchase and sale and

(ix) be substantially in the form of Exhibit 2.2(d) attached hereto.

Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

(e)          Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes (any interest rate quotes so provided shall be (i) fixed rate quotes if the Company requested fixed rate quotes pursuant to Section 2.2(d)(iii) and/or (ii) floating rate quotes if the Company requested floating rate quotes pursuant to Section 2.2(d)(iii)) for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable (or in the case of Floating Rate Shelf Notes, the spread over the LIBOR Rate or Prime Rate, as applicable) on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(f)          Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to Section 2.2(e) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2.2(g), elect to accept such interest rate quotes as to not less than a $10,000,000 (or such lesser amount as is equal to the Available Facility Amount if the Available Facility Amount is less than $10,000,000 at such time) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by a Responsible Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2.2(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.2(f) attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to its receipt thereof cancel the Closing with respect to such Accepted Notes by so notifying the Company in writing.

(g)          Market Disruption. Notwithstanding the provisions of Section 2.2(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.2(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been provided to Prudential in accordance with Section 2.2(f) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in United States securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, or in the market for U.S. Treasury securities and other financial instruments, or in the case of quotes with respect to Floating Rate Shelf Notes bearing interest at the LIBOR Rate, a general suspension, material limitation or significant disruption in the London interbank market, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(g) are applicable with respect to such Acceptance.

(h)          Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of The Prudential Insurance Company of America, 1170 Peachtree Street, Suite 500, Atlanta, Georgia 30309 (or such other place as designated by Prudential), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated such Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price therefor by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this Section 2.2(h), or any of the conditions specified in Section 4.2 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such Closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4.2 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(i)(ii) or (ii) such Closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a Closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

(i)          Fees.

(i)          Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(ii)          Fixed Rate Delayed Delivery Fee. If (x) the rate of interest specified in a Confirmation of Acceptance in respect of any Accepted Note is a fixed rate of interest and (y) the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser of such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) x DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled in compliance with Section 2.2(h).

(iii)          Fixed Rate Notes Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note that is specified to bear interest at a fixed rate of interest in the applicable Confirmation of Acceptance, or if Prudential or any Prudential Affiliate notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(f) or the penultimate sentence of Section 2.2(h) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI x PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.2(i)(ii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3.	ENTRY INTO AGREEMENT; CLOSINGS.

3.1.          First Closing.

The closing of the sale and purchase of Series C Notes to be purchased by the Purchasers shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, at a closing (the “First Closing”) on December 22, 2006 (the “First Closing Date”), or such other date and place as agreed in writing by Prudential and the Company. At the First Closing the Company will deliver to each Purchaser the Series C Notes to be purchased by such Purchaser in the form of a single Note of such Series (or such greater number of such Notes in denominations of at least $100,000, as the Purchasers may request), dated the First Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), as indicated in Schedule A, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor as directed by the Company in Schedule 3. The obligations of Prudential to enter into this Agreement and to make the Facility available to the Company, and of the Purchasers of the Series C Notes to purchase the Series C Notes are subject to the satisfaction, on or before the First Closing Date, of the conditions set forth in Section 4.1 below. If, on the First Closing Date the Company fails to tender to the Purchasers the Series C Notes to be acquired by such Purchasers on the First Closing Date, or if the conditions specified in Section 4.1 have not been fulfilled to Prudential’s or each Purchaser’s satisfaction, Prudential or such Purchaser shall, at its election, be relieved of all further obligations under this Agreement without thereby waiving any rights Prudential or each such Purchaser may have by reason of such failure or such nonfulfillment.

3.2.          Subsequent Closings

The closing of the sale and purchase of any Series of Shelf Notes to be purchased by the Purchasers shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, (or such other place as designated by Prudential) at 10:00 a.m., local time, at a closing (the “Closing”) on the Closing Day specified for such sale and purchase in the Confirmation of Acceptance delivered by the Purchasers in connection with such Series. At such Closing the Company will deliver to each Purchaser the Notes of the Series to be purchased by such Purchaser in the form of a single Note of such Series (or such greater number of such Notes in denominations of at least $100,000, as the Purchasers may request), dated the Closing Day and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), as indicated in the applicable Confirmation of Acceptance, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor as directed by the Company in the applicable Request for Purchase. The obligation of each Purchaser to purchase the Notes to be sold to it on any Closing Day after the First Closing Date, is subject to the satisfaction, on or before each such Closing Day, of the conditions set forth in Section 4.2 below. If, on such Closing Day, the Company fails to tender to the Purchasers the Notes to be acquired by such Purchasers on such Closing Day, or if the conditions specified in Section 4.2 have not been fulfilled to each Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement without thereby waiving any rights each such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSINGS.

4.1.          Conditions to First Closing Date.

The obligation of Prudential to enter into this Agreement and to make the Facility available to the Company, and of each Purchaser of the Series C Notes to purchase the Series C Notes, is subject to the fulfillment to Prudential’s and each such Purchaser’s satisfaction, prior to or on the First Closing Date, of the following conditions:

(a)          Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct on the First Closing Date.

(b)          Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the First Closing Date and, after giving effect to the consummation of this Agreement, no Default or Event of Default shall have occurred and be continuing.

(c)          Compliance Certificates.

(i)          Company Officer’s Certificate. The Company shall have delivered to Prudential and each Purchaser of Series C Notes an Officer’s Certificate, dated the First Closing Date, certifying that the conditions specified in Sections 4.1(a), 4.1(b) and 4.1(i) have been fulfilled.

(ii)          Company Secretary’s Certificate. The Company shall have delivered to Prudential and each Purchaser of Series C Notes a certificate of the Secretary or Assistant Secretary of the Company, dated the First Closing Date, certifying as to the resolutions attached thereto, other corporate proceedings and corporate organizational documents relating to the authorization, execution and delivery of the Notes and this Agreement.

(d)          Opinions of Counsel.

Prudential and each Purchaser of Series C Notes shall have received opinions in form and substance satisfactory to it, dated the First Closing Date (i) from Holland & Knight LLP, counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(i) and covering such other matters incident to the transactions contemplated hereby as such Purchasers or their counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to each such Purchaser and Prudential and (ii) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.1(d)(ii) and covering such other matters incident to such transactions as any Purchaser or Prudential may reasonably request.

(e)          Purchase Permitted By Applicable Law, etc.

On the applicable Closing Day, each Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the First Closing Date. If so requested, each Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(f)          Sale of Other Notes.

Contemporaneously with the First Closing the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by it at the First Closing as specified in Schedule A.

(g)          Payment of Fees.

(i)          Without limiting the provisions of Section 15.1, the Company shall have paid on or before the First Closing Date the fees, charges and disbursements of the special counsel of Prudential and each Purchaser of Series C Notes referred to in Section 4.1(d) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the First Closing Date.

(ii)          The Company shall have paid on or before the First Closing Date the fees due to Prudential pursuant to or in connection with this Agreement.

(h)          Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes to be purchased and sold on the First Closing Date.

(i)          Changes in Corporate Structure.

Except as specified in Schedule 4.1(i), the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.3.

(j)          Wire Instructions.

No later than three (3) Business Days prior to the First Closing Date, the Company shall have delivered to the Purchasers a letter on the Company’s letterhead which provides the wiring instructions for the Purchasers to wire their funds for payment of the Series C Notes.

(k)          Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Prudential and Prudential and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as Prudential or such counsel may reasonably request.

(l)          Amendments to Bank Credit Agreement.

On or prior to the First Closing Date, the Company shall have delivered to Prudential and each of the Purchasers of the Series C Notes fully executed copies of (a) that certain Second Amendment to Amended and Restated Revolving and Term Loan Agreement, dated and effective as of the First Closing Date, between the Company and SunTrust Bank and (b) that certain Third Amendment to Revolving Loan Agreement, dated and effective as of the First Closing Date, each in form and substance satisfactory to Prudential and the Purchasers of the Series C Notes.

4.2.          Additional Closings

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to it at any Closing is subject to the fulfillment to each such Purchaser’s satisfaction, prior to or at such Closing, as applicable, of the following conditions:

(a)          Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and on the applicable Closing Day.

(b)          Performance; No Default.

Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the applicable Closing Day and, after giving effect to the issue and sale of the applicable Notes (and the application of the proceeds thereof as contemplated by Schedule 5.13), no Default or Event of Default shall have occurred and be continuing.

(c)          Compliance Certificates.

(i)          Company Officer’s Certificate. The Company shall have delivered to each Purchaser an Officer’s Certificate, dated the applicable Closing Day, certifying that the conditions specified in Sections 4.2(a), 4.2(b) and 4.2(i) have been fulfilled.

(ii)          Company Secretary’s Certificate. The Company shall have delivered to each Purchaser a certificate of the Secretary or Assistant Secretary of the Company, dated the applicable Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the applicable Notes and this Agreement.

(iii)          Subsidiary Guarantors’ Secretary’s Certificate. Each of the Subsidiary Guarantors, if any, shall have delivered to each Purchaser a certificate of the Secretary of Assistant Secretary of such Subsidiary Guarantor, dated the applicable Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty, if any, by such Subsidiary Guarantor.

(d)          Opinions of Counsel.

Prudential and each Purchaser of Notes to be sold on the applicable Closing Day have received opinions in form and substance satisfactory to it, dated such Closing Day (i) from Holland & Knight LLP, counsel for the Company and certain of the Subsidiary Guarantors, if any, covering the matters set forth in Exhibit 4.2(d)(i) and covering such other matters incident to the transactions contemplated hereby as the Purchasers or their counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to each such Purchaser and Prudential and (ii) from Bingham McCutchen LLP, special counsel to Prudential and the Purchasers of the Notes in connection with such transactions, substantially in the form set forth in Exhibit 4.2(d)(ii) and covering such other matters incident to such transactions as any Purchaser or Prudential may reasonably request.

(e)          Purchase Permitted By Applicable Law, etc.

On the applicable Closing Day, each Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the First Closing Date. If so requested, each Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(f)          Sale of Other Notes.

Contemporaneously with each Closing the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.

(g)          Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Day (i) the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.2(d) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such applicable Closing Day and (ii) any Issuance Fee due pursuant to Section 2.2(i)(i) and any Delayed Delivery Fee due pursuant to Section 2.2(i)(ii).

(h)          Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes to be purchased and sold on such Closing Day.

(i)          Changes in Corporate Structure.

Except as permitted pursuant to Section 10.2, no Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.3.

(j)          Wire Instructions.

At least three Business Days prior to the applicable Closing Day, such Purchaser shall have received written instructions executed by a Responsible Officer of the Company on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

(k)          Proceedings and Documents.

On the applicable Closing Day, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Prudential and each Purchaser and its special counsel, and each Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or its counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that as of the First Closing Date and each Closing Day:

5.1.          Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.          Authorization.

(a)          This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof, each Note will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          If the Subsidiary Guaranty has been delivered pursuant to the terms hereof, such Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor party thereto, if any, and the Subsidiary Guaranty constitutes the legal, valid and binding obligation of each such Subsidiary Guarantor enforceable against each such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.         Disclosure.

The Company has furnished, as of the First Closing Date, Prudential with the following financial statements, identified by a Responsible Officer of the Company: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related consolidated statements of income and retained earnings and changes in cash flows for the fiscal years then ended (each as subsequently restated), with a report thereon or other certification thereof by independent certified public accountants of recognized national standing selected by the Company and acceptable to Prudential, and (ii) the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 and the related consolidated statements of income and retained earnings for the 6 month period then ended, unaudited but certified by the chief financial officer and treasurer of the Company. Such financial statements, and all other financial statements delivered to Prudential or any Purchaser on or prior to any applicable Closing Day (including those delivered pursuant to Section 7.1), fairly present (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. Such balance sheets, and all other balance sheets delivered to Prudential or any Purchaser on or prior to any applicable Closing Day fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates thereof, and the statements of income and retained earnings and changes in cash flows (subject to year-end adjustments in the case of the financial statements referred to in the preceding clause (i) above) fairly present their results of operations for the periods indicated. Since December 31, 2005, there has not been any material adverse change in the business, property, assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole.

5.4.          Organization and Ownership of Shares of Subsidiaries.

As of the First Closing Date:

(a)          Schedule 5.4 contains (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)          All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)          Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, to execute and deliver the Subsidiary Guaranty, if any, and to perform the provisions thereof.

As of each Closing Day other than the First Closing Date, the Company has furnished to the Prudential and the Purchasers of the Notes to be purchased on such Closing Day all such supplemental information as is required to make the representations set forth in Sections 5.4(a) through (c) above true and correct as of such Closing Day.

5.5.          Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by each Obligor of the Financing Documents to which such Obligor is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.6.          Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of this Agreement or the Notes and (b) if applicable, each Subsidiary Guarantor of the Subsidiary Guaranty.

5.7.          Litigation; Observance of Statutes and Orders.

(a)          Except as disclosed in Schedule 5.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.8.          Taxes.

The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Company nor any Subsidiary has entered into any agreement with the Internal Revenue Service tolling the statute of limitations that is currently in effect with respect to any tax returns or any taxes due in respect thereof.

5.9.          Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.3 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

5.10.          Licenses, Permits, etc.

Except as disclosed in Schedule 5.10, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.11.          Compliance with ERISA.

(a)          The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or section 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)          The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $3,000,000 in the case of any single Plan and by more than $5,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)          The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)          The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)          The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.11(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the Sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)          Schedule 5.11 sets forth all ERISA Affiliates and all “employee benefit plans” maintained by the Company (or an “affiliate” thereof) or in respect of which the Notes could constitute an “employer security” (“employee benefit plan” has the meaning specified in section 3 of ERISA, “affiliate” has the meaning specified in section 407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and “employer security” has the meaning specified in section 407(d) of ERISA).

5.12.          Private Offering by the Company.

At the time of the sale of the Notes, neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Prudential and Prudential Affiliates, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.13.          Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale (i) of the Series C Notes as set forth in Schedule 5.13 and (ii) of any other Notes as set forth in any Request for Purchase delivered to Prudential in respect such Notes. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.14.          Existing Indebtedness.

Except as described therein, Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the First Closing Date. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $1,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.15.          Foreign Assets Control Regulations, etc.

Neither the sale of any Notes by the Company hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, or (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, (i) neither the Company nor any Subsidiary is or will become a blocked Person described by Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (31 CFR Part 595 et seq.) and (ii) the Company and its Subsidiaries shall use all commercially reasonable efforts to refrain from engaging in any dealings or transactions, or is otherwise associated, with any such Person.

5.16.         Status under Certain Statutes.

Neither the Company nor any Subsidiary is (a) subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, or the Federal Power Act, as amended or (b) in violation of the USA Patriot Act.

6.	REPRESENTATIONS OF THE PURCHASER.

6.1.          Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes being purchased by such Purchaser for its own account or for one or more separate accounts or investment funds maintained or managed by such Purchaser or for the account of one or more pension or trust funds over which such Purchaser has investment discretion and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.          Source of Funds.

Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an “insurance company general account” (as the term is defined in PTE 95-60 in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such employee benefit plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an “investment fund” (within the meaning of part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e)          the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of part IV of the INHAM exemption), the conditions of part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or greater interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f)          the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.          Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)          Quarterly Statements. --  within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)          Annual Statements. -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(i)          a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)          SEC and Other Reports. -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

(d)          Notice of Default or Event of Default. -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)          ERISA Matters. -- with reasonable promptness, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)          with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the First Closing Date; or

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)          Rule 144A. -- with reasonable promptness, after any holder of Notes so requests, such information regarding the Obligors required to satisfy the requirements of Rule 144A under the Securities Act, as amended from time to time, in connection with any contemplated transfer of the Notes pursuant to Rule 144A; and

(g)          Requested Information. -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any Obligor to perform its obligations under the Financing Documents to which it is a party as from time to time may be reasonably requested by any such holder of Notes.

7.2.          Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.2(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)          Covenant Compliance. -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.5, Section 10.6 and Section 10.9, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage at the end of such period or then in existence); and

(b)          Event of Default. -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.         Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)          No Default. -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company and during normal business hours unless otherwise agreed by the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that neither the Company nor any of its Subsidiaries shall be required to disclose information that the Company or such Subsidiary is prohibited from disclosing by the terms of a confidentiality agreement binding upon the Company or such Subsidiary and not entered into in contemplation of this clause (a) provided the Company has made a good faith attempt to obtain consent from the party in whose favor the obligation of confidentiality was made to permit disclosure of the relevant information; and

(b)          Default. -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1.          Required Prepayments.

The outstanding principal amount, if any, of (a) the Series C Notes shall be repaid by the Company, at par and without payment of the Make-Whole Amount or any premium, on December 22, 2016 and (b) any other Series of Notes shall be repaid by the Company at par and without payment of the applicable Make-Whole Amount or Optional Floating Rate Prepayment Amount or any premium, on the maturity date specified for such Series in the applicable Confirmation of Acceptance.

8.2.          Optional Prepayments .

(a)          Minimum Prepayment. The Company may, at its option, upon notice as provided below, prepay at any time (provided that if any Floating Rate Shelf Notes are outstanding at such time such date must be at the end of an Interest Period) all, or from time to time any part of, the Notes, in an amount not less than $5,000,000 (and integral multiples of $100,000 thereof) which may be prepaid by the Company at such time then outstanding and, in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable Make-Whole Amount, Breakage Cost Obligation or Optional Floating Rate Prepayment Amount, if any, determined for the prepayment date with respect to such Notes and such principal amount.

(b)          Prepayment and Notice to Holders of Fixed Rate Notes. The Company will give each holder of Fixed Rate Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall state that it is being provided pursuant to this Section 8.2, shall specify the date of such prepayment (which shall be a Business Day), the Series and the aggregate principal amount of the Fixed Rate Notes to be prepaid on such date, the principal amount of each Fixed Rate Note of each Series held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Fixed Rate Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(c)          Optional Prepayments of Floating Rate Shelf Notes. The Company will give each holder of Floating Rate Shelf Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall state that it is being provided pursuant to this Section 8.2, shall specify the date of such prepayment (which shall be a Business Day), the Series and the aggregate principal amount of each Floating Rate Shelf Note of each Series held by such holder to be prepaid on such date, the principal amount of each Floating Rate Shelf Note held by such holder to be prepaid (determined in accordance with Section 8.5), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and the Optional Floating Rate Prepayment Amount, if any, with respect to such Series to be paid by the Company in connection with such prepayment. The “Optional Floating Rate Prepayment Amount” shall mean, as to any Series of Floating Rate Shelf Notes as of any date, an amount equal to the product of (i) the aggregate principal amount of the Floating Rate Shelf Notes of such Series to be prepaid on such date under this Section 8.2 and (ii) the applicable percentage set forth in the following table opposite the period during which such prepayment occurs:

Period During Which Prepayment Occurs	Applicable Percentage
Closing Day of such Series through and including the first anniversary of such Closing Day	2%
The day after the first anniversary of the Closing Day of such Series through and including the second anniversary of such Closing Day	1%

8.3.         Prepayment of Notes Upon Change in Control.

(a)          Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subsection (b) of this Section 8.3 and shall be accompanied by the certificate described in subsection (e) of this Section 8.3.

(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subsection (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case and in the case of Section 8.4(a) only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change in Control Prepayment Date”), that is not less than 45 days and not more than 60 days after the date of such offer (if the Change in Control Prepayment Date shall not be specified in such offer, the Change in Control Prepayment Date shall be the 45th day after the date of such offer).

(c)          Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not more than 30 days after the date the written offer notice referred to in subsection (a) of this Section 8.3 is given to the holders of the Notes. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder on the last date for acceptance provided for in this subsection (c).

(d)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the applicable Change in Control Prepayment Date and, in respect of all Floating Rate Shelf Notes, if any, to be so prepaid, any Breakage Cost Obligation to be paid in accordance with the provisions of Section 8.9(b). Each prepayment of Notes pursuant to this Section 8.3 shall be made on the applicable Change in Control Prepayment Date.

(e)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the proposed Change in Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid as of the Change in Control Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control (including, if known, the name or names of the Person or Persons acquiring control).

(f)          Change in Control Defined. A “Change in Control” shall occur if any Person or group of Persons acting in concert, together with Affiliates thereof (other than members of the Brown Family), shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% of the issued and outstanding Voting Stock of the Company at any time after the First Closing Date or shall otherwise have the ability to elect a majority of the members of the board of directors of the Company.

8.4.          Offer to Prepay upon the Sale of Certain Assets.

(a)          Notice and Offer. In the event of any Debt Prepayment Application under Section 10.3 of this Agreement (a “Debt Prepayment Transfer”), the Company will offer to prepay the Notes (the “Transfer Prepayment Offer”) in compliance with the requirements for a Debt Prepayment Application (as set forth in the definition thereof), and give written notice of such offer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date and, in respect of all Floating Rate Shelf Notes, if any, to be so prepaid, any Breakage Cost Obligation to be paid in accordance with the provisions of Section 8.9(b). If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the fortieth (40th) day after the date of such notice.

(b)          Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than ten (10) Business Days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within ten (10) Business Days after the date of such written notice shall be deemed to constitute a rejection of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date and, in respect of all Floating Rate Shelf Notes, if any, to be so prepaid, any Breakage Cost Obligation to be paid in accordance with the provisions of Section 8.9(b).

(c)          Officer’s Certificate. Each Transfer Prepayment Offer pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Transfer Prepayment Date, (ii) the Net Proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.4 and Section 10.3 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date, (vi) the calculation of the Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer and (vii) in reasonable detail, the nature of the Transfer giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

(d)          Notice Concerning Status of Holders of Notes. Promptly after each Transfer Prepayment Date and the making of all prepayments contemplated on such Transfer Prepayment Date under this Section 8.4 (and, in any event, within thirty (30) days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.

8.5.          Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of each Series in respect of which a prepayment is to be made at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.          Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, Optional Floating Rate Prepayment Amount and Breakage Cost Obligation, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and applicable Make-Whole Amount, Optional Floating Rate Prepayment Amount and Breakage Cost Obligation, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7.          Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata (without regard to Series) to the holders of all Notes at the time outstanding upon substantially the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 14 Business Days. If the holders of more than 15% of the principal amount of the Notes then outstanding timely accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8.          Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Fixed Rate Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Fixed Rate Note of any Series, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series of Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note of any Series, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1 on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life. The Reinvestment Yield will be rounded to the number of decimals as appears in the coupon for the applicable Series of Fixed Rate Notes.

“Remaining Average Life” means, with respect to any Called Principal of any Series of Fixed Rate Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Fixed Rate Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note of any Series, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.9.          Floating Rate Note Shelf Provisions .

(a)         Interest. Floating Rate Shelf Notes shall bear interest on the unpaid balance thereof, during each Interest Period, at a rate per annum equal to the LIBOR Rate or Prime Rate, as applicable, in respect of such Interest Period. The LIBOR Rate in respect of any such Interest Period shall be determined (a) by Prudential so long as Prudential Affiliates hold at least 66 2/3% of the aggregate principal amount of the Shelf Notes outstanding at such time, and (b) in all other circumstances, by the holder(s) of the largest aggregate principal amount of Floating Rate Shelf Notes outstanding at such time. Interest on the Floating Rate Shelf Notes shall (1) be payable (w) on the last day of each Interest Period or if such Interest Period is longer than three (3) months, on the date which occurs three (3) months after the first day of such Interest Period, (x) on the date of any prepayment (on the amount prepaid), (y) at maturity (whether accelerated or otherwise) and (z) after such maturity, on demand; and (2) be computed on the actual number of days elapsed over, in the case of any Floating Rate Shelf Note bearing interest at the LIBOR Rate, a year of 360 days and, in the case of any Floating Rate Shelf Note bearing interest at the Prime Rate, a year of 365 or 366 days, as the case may be.

(i)          The initial Interest Period for each Series of Floating Rate Shelf Notes shall be as provided in the applicable Confirmation of Acceptance in respect of such Series. Thereafter, in an irrevocable written notice received from the Company by each holder of a Floating Rate Shelf Note of such Series no later than 12:00 noon New York City time on the third Business Day prior to the end of an Interest Period with respect to any outstanding Floating Rate Shelf Note, the Company shall elect the next applicable Interest Period for such Shelf Note; provided, that (a) at no time may more than one Interest Period be in effect with respect to each Series of Floating Rate Shelf Notes and (b) the Company may not select any Interest Period for any Series of Floating Rate Shelf Notes that would extend beyond the maturity date of such Series of Shelf Notes. Such change in Interest Period shall be effective as of the end of the then current Interest Period.

(ii)          If the Company fails to properly give any notice with respect to any outstanding Floating Rate Shelf Note pursuant to Section 8.9(a)(i) in a timely manner, the Company shall be deemed to have elected an Interest Period of equivalent duration to the immediately preceding Interest Period. Promptly after the beginning of each Interest Period, at the written request of the Company, Prudential or the holder of the greatest aggregate principal amount of the applicable Series of Floating Rate Shelf Notes, as provided in clause (i) of this Section 8,9, shall notify the Company of the LIBOR Rate or Prime Rate for such Interest Period. Failure to give any such notice shall not affect the obligations of the Company hereunder nor create any liability on any holder of such Shelf Note. Each determination of the applicable interest rate on any portion of the outstanding principal amount of such Series of Floating Rate Shelf Notes for any Interest Period by such holder of the Shelf Notes of the applicable Series in accordance with this Section 8.9(a)(ii) shall be conclusive and binding upon the Company and all holders of such Shelf Notes absent manifest error.

(b)          Breakage Cost Obligation.

(i)          The Company agrees to indemnify each holder of any Floating Rate Shelf Notes which bear interest at the LIBOR Rate for, and to pay promptly to such holder upon written request, any amounts required to compensate such holder for any losses, costs or expenses sustained or incurred by such holder (including, without limitation, any loss (excluding loss of anticipated profits and punitive damages), cost or expense sustained or incurred by reason of the liquidation or reemployment of deposits or other funds acquired to fund or maintain any loan evidenced by a Floating Rate Shelf Note) as a consequence of (a) any event (including any prepayment of Floating Rate Shelf Notes pursuant to Sections 8.2, 8.3 or 8.4 or any acceleration of Floating Rate Shelf Notes in accordance with Section 12.1) which results in (x) such holder receiving any amount on account of the principal of a Floating Rate Shelf Note prior to the end of the Interest Period in effect therefor or (y) the conversion of the interest rate applicable to any Floating Rate Shelf Note from the LIBOR Rate to the Prime Rate pursuant to any provision of this Section 8.9 other than on the last day of the Interest Period in effect therefor, (b) any default in the making of any payment or prepayment required to be made in respect of the Floating Rate Shelf Notes, or (c) the closing of the purchase and sale of any Floating Rate Shelf Note being delayed for any reason beyond the date which is ten (10) days following the Acceptance Day in respect of such Floating Rate Shelf Note (such amount being the “Breakage Cost Obligation”).

(ii)          A certificate of any holder of Floating Rate Shelf Notes setting forth any amount or amounts which such holder is entitled to receive pursuant to this Section 8.9(b), together with calculations in reasonable detail reflecting the basis for such amount or amounts, shall be delivered to the Company and shall be conclusive absent manifest error. Subject to the preceding sentence, the Company agrees to pay such holder the amount shown as due on any such certificate within five (5) Business Days after receipt of such certificate and accompanying calculation.

(c)          Reserve Requirement, Change in Circumstances.

(i)          Notwithstanding any other provision of this Agreement, if after the First Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of a Floating Rate Shelf Note which bears interest at the LIBOR Rate of the principal of or interest on any such Floating Rate Shelf Note or any fees, expenses or indemnities payable hereunder (other than changes in respect of franchise or other taxes imposed on the overall net income of such holder or any participant by the United States or the jurisdiction in which such holder or such participant has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any holder of Floating Rate Shelf Notes which bear interest at the LIBOR Rate or shall impose on such holder or the London interbank market any other condition affecting this Agreement or such Floating Rate Shelf Notes held by such holder and the result of any of the foregoing shall be to increase the cost to such holder of making or maintaining any loan at the LIBOR Rate or to reduce the amount of any payment received or receivable by such holder hereunder or under any of such Floating Rate Shelf Notes (whether of principal, interest or otherwise) by an amount reasonably deemed by such holder to be material, then, subject to Section 8.9(d) hereof, the Company will pay to such holder such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered.

(ii)          If any holder of a Floating Rate Shelf Note which bears interest at the LIBOR Rate shall have reasonably determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted before or after the date hereof) or in the interpretation or administration thereof, or compliance by such holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such holder’s capital as a consequence of extending credit with respect to such Floating Rate Shelf Note to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Company agrees to pay to such holder, subject to Section 8.9(d) hereof and the foregoing provisions of this Section 8.8(c)(ii), such additional amount or amounts as will compensate such holder for any such reduction suffered.

(iii)          A holder of Floating Rate Shelf Notes shall deliver to the Company, promptly after it has made a determination that any of the circumstances specified in the foregoing clauses (i) or (ii) apply, a certificate setting forth (a) the amount or amounts necessary to compensate such holder as specified in clause (i) or (ii) above, which certificate shall be conclusive absent manifest error and (b) the Prime Rate that would be applicable to any such Floating Rate Shelf Notes if the Company converts such Floating Rate Shelf Notes from the LIBOR Rate to the Prime Rate pursuant to Section 8.9(d) hereof. Subject to Section 8.9(d) hereof and the foregoing provisions of this Section 8.9(c)(iii), the Company agrees to pay such holder the amount shown as due, referred to in clause (a) of this Section 8.9(c)(iii), on any such certificate within five (5) Business Days after its receipt of the same.

(iv)          Subject to Section 8.9(c)(v), failure or delay on the part of any holder of Floating Rate Shelf Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to any period. The protection of this paragraph shall be available to any such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

(v)          Notwithstanding the foregoing clauses (i) and (ii) of this Section 8.9(c) and subject to Section 8.9(d) hereof, the Company shall only be obligated to compensate a holder of Floating Rate Shelf Notes for any amount described in such clauses (i) or (ii) arising or accruing during (a) any time period commencing not more than three months prior to the date on which such holder shall have notified the Company that such holder proposes to demand such compensation and shall have identified to the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (b) any time or period during which, because of the retroactive application of the statute, regulation or other basis, such holder did not know that such amount would arise or accrue.

(d)          Illegality. Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any holder of the Floating Rate Shelf Notes to extend credit at the LIBOR Rate or to give effect to its obligations as contemplated hereby with respect to any extension of credit at the LIBOR Rate, then (i) such holder shall promptly deliver to the Company a certificate notifying the Company of such circumstances and setting forth the Prime Rate that would be applicable to any such Floating Rate Shelf Notes and (ii) the obligation of such holder to extend credit with respect to the Floating Rate Shelf Notes at the LIBOR Rate or to continue extending credit at the LIBOR Rate shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such holder to extend credit at the LIBOR Rate, such holder shall then be obligated only to extend credit at the Prime Rate.

(e)          Inability to Determine Interest Rate. If one (1) Business Day prior to the first day of any Interest Period, any holder of Floating Rate Shelf Notes shall have determined in good faith (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period in accordance with the definition of “LIBOR Rate”, such holder shall give facsimile or telephonic notice followed by written notice thereof to the Company as soon as practicable thereafter. If such notice is given, any outstanding Floating Rate Shelf Notes bearing interest at the LIBOR Rate shall be converted, at the end of the then applicable Interest Period, to bear interest at the Prime Rate. Each such Floating Rate Shelf Note shall continue to bear interest at the Prime Rate until such time as such holder has determined in good faith that adequate and reasonable means exist for ascertaining the LIBOR Rate. Upon any such determination by such holder, such holder shall promptly deliver to the Company written notice that circumstances causing such conversion from the LIBOR Rate to the Prime Rate have ceased, and on the first day of the next succeeding Interest Period (deemed to be the Interest Period of equivalent duration to the Interest Period elected by the Company in the most recent written notice received from the Company to each holder of a Floating Rate Shelf Note pursuant to Section 8.9(a)(i)), each Floating Rate Shelf Note may, at the option of the Company, bear interest at the LIBOR Rate determined as originally defined hereby.

(f)          Effectiveness of Provisions. The provisions of this Section 8.9 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Floating Rate Shelf Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Floating Rate Shelf Note, or any investigation made by or on behalf of any holder of Floating Rate Shelf Notes.

(g)          Avoidance by holders of Notes. Each of the holders of the Notes agrees that, upon the occurrence of any event giving rise to the operation of Section 8.9(c) or Section 8.9(d) with respect to such holder it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such holder for any loans affected by such event), to avoid the consequence of the event giving rise to the operation of any such paragraph, provided that any action taken in connection with such efforts does not result in such holder suffering any material economic, legal or regulatory disadvantage. Nothing in this Section 8.9(g) shall affect or postpone any of the obligations of the Company or the right of the holders of Note provided in Section 8.9(c) or Section 8.9(d).

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.          Compliance with Law.

The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.2.          Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.          Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.4.          Payment of Taxes.

The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.5.          Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Except as provided in Section 10.2 and Section 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.6.          Subsidiary Guarantors.

(a)          If, at any time on or after January 31, 2007, any Subsidiary remains or becomes obligated under any Guaranty of Indebtedness of the Company, in an aggregate amount equal to or greater than $30,000,000, the Company shall cause each such Subsidiary to become a Subsidiary Guarantor on a joint and several basis with all other Subsidiary Guarantors under the Subsidiary Guaranty as promptly as practicable (but in any event within 30 days) after such date, by causing each such Subsidiary (such Subsidiaries, collectively, the “Initial Subsidiary Guarantors”) to execute and deliver to the holders of the Notes a guaranty agreement (as may be amended, restated or modified from time to time, the “Subsidiary Guaranty”), substantially in the form of Exhibit 9.6(a), together with and such opinions of counsel, certificates accompanying authorizing resolutions and corporate or similar documents, and such other agreements, instruments and other documents as the Required Holders may reasonably request, each of the foregoing in form and substance reasonably satisfactory to the Required Holders; provided, however, that if the Company has delivered to the holders of the Notes issued under the 2004 Note Purchase Agreement a request pursuant to Section 9.6(b) of the 2004 Note Purchase Agreement, that any Subsidiary which has guaranteed the obligations in respect of such Notes be released from its obligations under such Guaranty (and is not subject to any other Guaranty which would require such Subsidiary to executed a Guaranty of the Notes issued hereunder), then the Company shall not be required to cause any such Subsidiary to provide a Guaranty pursuant to this Section 9.6(a) unless such Subsidiary remains obligated under such Guaranty on or after March 5, 2007, after which time the Company shall cause such Subsidiary to become a Subsidiary Guarantor pursuant to the terms of this Section 9.6(a) as promptly as practicable (but in any event within 30 days) after March 5, 2007.

(b)          At any time after any Subsidiary shall have executed and delivered the Subsidiary Guaranty pursuant to Section 9.6(a), the Company will cause each Subsidiary which has subsequently provided or does provide a Guaranty of the Indebtedness of the Company in an aggregate amount equal to or greater than $30,000,000 to become a Subsidiary Guarantor on a joint and several basis with all other Subsidiary Guarantors under the Subsidiary Guaranty as promptly as practicable after (but in any event within 30 days of) the date such Subsidiary first guaranties such Indebtedness, by causing such Subsidiary to execute and deliver to the holders of the Notes, (A) a joinder agreement to the Subsidiary Guaranty in accordance with the provisions thereof, and (B) such opinions of counsel, certificates accompanying authorizing resolutions and corporate or similar documents, and such other agreements, instruments and other documents as the Required Holders may reasonably request, each of the foregoing in form and substance reasonably satisfactory to the Required Holders.

(c)          At any time after any Subsidiary shall have executed and delivered the Subsidiary Guaranty pursuant to Section 9.6(a) or a joinder thereto pursuant to Section 9.6(b), the holders of the Notes agree that if all of the obligations of any Subsidiary Guarantor, if any, whether direct or indirect, as a co-borrower, guarantor or otherwise, in respect of such Indebtedness of the Company as gave rise to obligation of such Subsidiary to deliver the Subsidiary Guaranty or such joinder shall, at any time after the First Closing Date, be terminated by the holders of such Indebtedness, the holders of the Notes shall, within 30 days of receipt of a written request of the Company, take such action and execute such documents as the Company or such Subsidiary shall reasonably request to give effect to the termination, release and discharge of such Subsidiary’s obligations under the Subsidiary Guaranty so long as no Default or Event of Default is continuing; provided, however, that such Subsidiary Guarantor shall not be released from its obligations as a Subsidiary Guarantor if in connection with the release of such Subsidiary Guarantor from its obligations under such Guaranty of the Indebtedness of the Company, the Company or any of its Subsidiaries pays any consideration to the holders of such Indebtedness in consideration of such release, unless the holders of Notes are paid equivalent consideration for such release; and provided, further, that in the event any such Subsidiary Guarantor shall at any time after the release provided for in this Section 9.6 enter into a Guaranty of, or otherwise become directly or indirectly liable for (whether by way of becoming a co-borrower, guarantor or otherwise), all or any part of the Indebtedness of the Company in an aggregate amount equal to or greater than $30,000,000, the Company will cause such Subsidiary Guarantor contemporaneously with entering into any such Guaranty or incurring such liability (and in any event within 30 days thereafter) to execute and deliver to the holders of the Notes, (A) if the Subsidiary Guaranty has been executed and delivered pursuant to the terms of Section 9.6(a) and remains in effect at such time, a joinder agreement to the Subsidiary Guaranty in accordance with the provisions of Section 9.6(b) above, and (B) if the Subsidiary Guaranty shall not be in effect at such time, the Subsidiary Guaranty in accordance with the terms of Section 9.6(a) above.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.       Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.       Merger, Consolidation, etc.

The Company will not, nor will it permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets or a controlling equity interest in a Subsidiary Guarantor in a single transaction or series of transactions to any Person (except that a Subsidiary Guarantor may (x) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Company or another Subsidiary of the Company so long as in each case, the survivor of such merger or consolidation or the transferee of such assets shall have assumed such Guaranty and (y) convey, transfer or lease all or substantially all of its assets (including any such transaction effected by means of a merger or consolidation of such Subsidiary Guarantor with or into another Person) in compliance with the provisions of Section 10.3), provided that the foregoing restriction does not apply to the consolidation or merger of the Company or a Subsidiary Guarantor with the Company or another Subsidiary Guarantor, or the conveyance, transfer or lease of all or substantially all of the assets of the Company or a Subsidiary Guarantor, or a controlling equity interest in a Subsidiary Guarantor, in a single transaction or series of transactions to any Person so long as:

(a)          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company or such Subsidiary Guarantor, or a controlling equity interest in a Subsidiary Guarantor, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

(b)          if the Company or a Subsidiary Guarantor is party to such transaction and is not the Successor Corporation, such Person shall (i) have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of such Obligor, as the case may be, under the applicable Financing Documents in form and substance satisfactory to the Required Holders and (ii) have caused to be delivered to each holder of any Notes an opinion reasonably satisfactory to the Required Holders of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their respective terms and comply with the terms hereof;

(c)          to the extent the Company is a party and is not the surviving Person of such transaction, each Subsidiary Guarantor shall have executed and delivered to each holder of Notes its reaffirmation of its obligations under the Subsidiary Guaranty in form and substance satisfactory to the Required Holders; and

(d)          immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, to be determined on a Pro Forma Basis with respect to compliance with Sections 10.5 and 10.6, and the Company shall have delivered to each holder of the Notes computations evidencing compliance with such Sections.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any Successor Corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the applicable Financing Documents.

10.3.      Sale of Assets.

Except as permitted under Section 10.2, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

(a)          in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary provided, however, that the Company and its Subsidiaries shall be permitted to engage in Asset Dispositions that are in the best interest of the disposing Person, regardless of whether such Person receives Fair Market Value for the property subject thereto, so long as the aggregate Disposition Value of all property subject to any such Asset Disposition in any fiscal year is not in excess of the amount equal to 2% of Consolidated Total Assets (determined as of the end of the then most recently ended fiscal year of the Company);

(b)          immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c)          immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring in the then current fiscal year of the Company would not exceed the amount equal to 15% of Consolidated Total Assets (determined as of the end of the then most recently ended fiscal year of the Company); provided, however that the Company shall at all times be in compliance with the provision of Section 10.12.

If an amount equal to the Net Proceeds arising from any Asset Disposition is applied by the Company or the applicable Subsidiary to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after the date of such Asset Disposition, then such Asset Disposition, only for the purpose of determining compliance with subsection (c) of this Section 10.3 as of any date, shall be deemed not to be an Asset Disposition as of the date of such application.

10.4.       Limitation on Liens.

The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or assets (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Subsidiary whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except for the following:

(a)          Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)          Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness and rights of set-off incurred in the ordinary course of business and which do not, in the aggregate, materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purposes of such business (including without limitation, contingent liens arising in favor of insurance carriers under agency agreements with the Company or any Subsidiary;

(c)          minor survey exceptions or minor encumbrances which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities, which do not materially impair their use in operations of the business of the Company and its Subsidiaries;

(d)          Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(e)          Liens on property or assets of the Company or any of its Subsidiaries securing Indebtedness owing to the Company or to a Wholly-Owned Subsidiary;

(f)          Liens in existence on the First Closing Date and securing the Indebtedness of the Company and its Subsidiaries as set forth in Schedule 5.14;

(g)          Liens securing any obligations of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary or Liens on an asset existing at the time such asset shall have first been acquired by the Company or any Subsidiary, provided that (i) such Liens shall not extend to or cover any property other than the property subject to such Liens immediately prior to such time, (ii) such Liens shall not have been created in contemplation of such merger, consolidation or acquisition or such Person becoming a Subsidiary, (iii) the amount of the commitment in respect of the obligations secured by such Liens is not increased after such time and (iv) the principal amount of the obligations secured by any such Lien shall not exceed the Fair Market Value (as determined in good faith by a Responsible Officer of the Company) of such property and any improvements thereon at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary or such asset is acquired;

(h)          any Lien created on tangible real or personal property (or any improvement thereon) to secure all or any part of the purchase price or cost of construction, improvement or development of such tangible real or personal property (or any improvement thereon), or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or the cost of construction of tangible real or personal property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the First Closing Date, provided that

(i)          the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by a Responsible Officer of such Person) of such property and any improvements thereon at the time of such acquisition or construction;

(ii)          each such Lien shall extend solely to the item or items of property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon); and

(iii)          any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property (or improvement thereon);

(i)          any Lien renewing, extending or refunding Liens permitted by paragraphs (g) and (h) of this Section 10.4, provided that (i) the amount of the commitment in respect of the Indebtedness secured by such Lien immediately prior to such renewal, extension or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal, or refunding, no Default or Event of Default would exist; and

(j)          Liens not otherwise permitted by subsections (a) through (i) above, provided that after giving effect to any such Liens Priority Debt will not at any time exceed 20% of Consolidated Net Worth (determined as of the last day of the then most recently ended fiscal quarter of the Company).

10.5.       Leverage Ratio.

The Company will not, at any time, permit the ratio of Consolidated Net Indebtedness as of the last day of any fiscal quarter of the Company to Consolidated EBITDA, for the period of four consecutive fiscal quarters of the Company then ended, to be greater than 2.75 to 1.00.

10.6.       Fixed Charge Coverage Ratio.

The Company will not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 at the end of any fiscal quarter.

10.7.       Subsidiary Debt.

The Company will not at any time permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

(a)          Indebtedness of a Subsidiary outstanding on the First Closing Date and disclosed in Schedule 5.14 and any extension, renewal or refunding thereof, provided that the amount of the commitment in respect of such Indebtedness in effect immediately before giving effect to such extension, renewal or refunding is not increased, the maturity thereof is not reduced and no Default or Event of Default exists at the time of such extension, renewal or refunding;

(b)          Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary;

(c)          Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary, provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (ii) immediately after such Person becomes a Subsidiary no Default or Event of Default shall exist, and (iii) such Indebtedness shall cease to be permitted under this clause (c) to the extent that such Indebtedness remains Indebtedness of a Subsidiary on the 365th day after such Person became a Subsidiary, and such Indebtedness may be extended, renewed or refunded if immediately after such extension, renewal or refunding no Default or Event of Default would exist but shall cease to be permitted under this clause (c) on the 365th day after such Person becomes a Subsidiary; and

(d)          Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions of this Section 10.7, provided that on the date the Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness, no Default or Event of Default exists.

10.8.       Restrictions on Dividends of Subsidiaries, etc.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangements that would prohibit, restrict or impose any condition upon such Subsidiary’s ability or right to pay dividends or other distributions to, or make advances to or Investments in, the Company, or, if such Subsidiary is not directly owned by the Company, the “parent” Subsidiary of such Subsidiary; provided that (x) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and (y) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted under the terms of this Agreement.

10.9.       Limitation on Priority Debt.

The Company will not permit Priority Debt, determined at any time, to exceed 20% of Consolidated Net Worth, determined as of the last day of the then most recently ended fiscal quarter of the Company.

10.10.     No Limitation on Prepayments or Amendments to Certain Financing  Documents.

The Company will not, nor will it permit any Subsidiary to, be a party to any agreement or instrument limiting its rights (a) to make payments or prepayments on the Notes, whether optional or mandatory, under this Agreement, or (b) to amend or waive any term or provision of this Agreement, the Notes or any Subsidiary Guaranty.

10.11.     Line of Business.

The Company will not, and will not permit any of its Subsidiaries to, engage to any substantial extent in any business other than the businesses in which the Company and its Subsidiaries are engaged on the First Closing Date and business reasonably related thereto, in furtherance thereof or ancillary thereto.

10.12.    Securitization Transactions.

Notwithstanding anything in Section 10.3 to the contrary, the Company will not, nor will it permit any Subsidiary to, make any disposition of assets with the intent, or which has the effect, of causing the Company or such Subsidiary to enter into any Securitization Transaction.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)          the Company defaults in the performance of or compliance with any term contained herein (other than those terms referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)          any representation or warranty made in writing by or on behalf of any Obligor or by any officer of such Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(f)          (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have required that the Company or any Subsidiary purchase or repay such Indebtedness; or

(g)          the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or any other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)          a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)          any Subsidiary Guarantor, if any, fails or neglects in any material respect to observe, perform or comply with any term, provision or covenant contained in the Subsidiary Guaranty; or

(k)          the Subsidiary Guaranty, if any, is not or ceases to be effective against any Subsidiary Guarantor or is alleged by any Obligor to be ineffective against any Subsidiary Guarantor for any reason unless, in each case, the Company is in compliance with Section 9.6 without such Subsidiary being a Subsidiary Guarantor; or

(l)          if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.       Acceleration.

(a)          If an Event of Default with respect to the Company described in Section 11(g) or 11(h) (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable and the Facility shall be terminated.

(b)          If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable and the Facility shall be terminated.

(c)          If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable and the Facility shall be terminated.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amount or Breakage Cost Obligation, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Breakage Cost Obligation by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.      Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.      Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Breakage Cost Obligation, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and applicable Make-Whole Amount or Breakage Cost Obligation, if any, and (to the extent permitted by applicable law) any overdue interest in respect of any Series of the Notes, at the Default Rate for such Series, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.      No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.      Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.      Transfer and Exchange of Notes.

The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of an identical Series and of a like aggregate principal amount, registered in the name of such transferee or transferees, subject to the terms of this Agreement. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations (subject in each case to the first sentence of this Section 13.2) of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Notes for such Series set forth in the applicable Exhibit. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as the Purchasers have made pursuant to Section 6.2, provided that such entity may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.

13.3.      Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.     Place of Payment.

Subject to Section 14.2, payments of principal, applicable Make-Whole Amount or Breakage Cost Obligation, if any, and interest becoming due and payable on the Notes shall be made in Daytona Beach, Florida at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.     Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, applicable Make-Whole Amount or Breakage Cost Obligation, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.     Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any Subsidiary Guaranty, or by reason of being a holder of any Note, and (b) the costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by any Purchaser).

15.2.     Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.     Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of Make-Whole Amount, Optional Floating Rate Prepayment Amount or Breakage Cost Obligation, as applicable, in respect of any Series of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.     Solicitation of Holders of Notes.

(a)          Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.    Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.    Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)          if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

(ii)          if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Cory T. Walker, with a copy to the attention of Laurel Grammig, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at each Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders of Notes, may be reproduced by the holders of the Notes by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the holders of Notes may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any Person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Purchaser, provided that Prudential and such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over Prudential or such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.    Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting any requirement in Sections 8.2, 8.3 or 8.4 that the notice of any prepayment specify a Business Day as the date fixed for such prepayment), (a) any payment of principal of or applicable Make-Whole Amount or interest on any Fixed Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Fixed Rate Note is a date other than a Business Day the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day and (b) any payment of principal of or applicable Optional Floating Rate Prepayment Amount or Breakage Cost Obligation or interest on any Floating Rate Shelf Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day (or immediately preceding Business Day, with respect to any Note subject to a LIBOR Rate in certain instances described in Section 8.9), and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.    Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.    Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of Page Intentionally Left Blank; Next Page is Signature Page]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement among Prudential, the Purchasers and the Company.

Very truly yours,

BROWN & BROWN, INC.

By:

Name:
Title:

The foregoing is hereby
agreed to as of the
date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name: Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager

By:

	Name: Title:	Vice President

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:

Name: Title: Vice President

[Signature Page to Note Purchase Agreement]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in which to register Notes	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Note registration number; principal amount	R-1; $11,300,000

Payment on account of Note Method Account information

Federal Funds Wire Transfer

JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021
Account Name: Prudential Managed Portfolio
Account No.: P86188

Each such wire transfer shall set forth the name of the Company, a reference to “5.66% Senior Notes due 2016, PPN 115236 A# 8” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

Accompanying information
Name of Issuer:                        BROWN & BROWN, INC.

Description of
Security:                                    5.66% Series C Senior Notes due December 22, 2016

PPN:                                          115236 A# 8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments
The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077
Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group
Tel: 973-367-3141
Fax: 888-889-3832

Address / Fax # for all other notices	The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077 Attn: Managing Director

Schedule A-1

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By:___________________________________ Name: Title: Vice President

Tax identification number	22-1211670

Schedule A-2

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in which to register Notes	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Note registration number; principal amount	R-2; $12,500,000

Payment on account of Note Method Account information

Federal Funds Wire Transfer

JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021
Account Name: Prudential Managed Portfolio
Account No.: P86189

Each such wire transfer shall set forth the name of the Company, a reference to “5.66% Senior Notes due 2016, PPN 115236 A# 8” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

Accompanying information
Name of Issuer:                        BROWN & BROWN, INC.

Description of
Security:                                    5.66% Series C Senior Notes due December 22, 2016

PPN:                                           115236 A# 8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments
The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, NJ 07102-4077
Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group
Tel: 973-367-3141
Fax: 888-889-3832

Address / Fax # for all other notices	The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077 Attn: Managing Director

Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753

Schedule A-3

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By:___________________________________ Name: Title: Vice President

Tax identification number	22-1211670

Schedule A-4

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Name in which to register Notes	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Note registration number; principal amount	R-3; $1,200,000

Payment on account of Note Method Account information

Federal Funds Wire Transfer

JPMorgan Chase Bank
New York, NY
ABA No.: 021-000-021
Account Name: PRIAC
Account No.: P86329

Each such wire transfer shall set forth the name of the Company, a reference to “5.66% Senior Notes due 2016, PPN 115236 A# 8” and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

Accompanying information
Name of Issuer:                       BROWN & BROWN, INC.

Description of
Security:                                    5.66% Series C Senior Notes due December 22, 2016

PPN:                                           115236 A# 8

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments
Prudential Retirement Insurance and Annuity Company
c/o Prudential Investment Management, Inc.
Private Placement Trade Management
PRIAC Administration
Gateway Center Four, 7th Floor
100 Mulberry Street
Newark, NJ 07102
Telephone: (973) 802-8107
Facsimile: (888) 889-3832

Address / Fax # for all other notices	Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attn: Managing Director

Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753

Schedule A-5

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Signature Block	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY By: Prudential Investment Management, Inc., as investment manager By:______________________________ Name: Title: Vice President

Tax identification number	06-1050034

Schedule A-6

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.2(f).

“Acceptance Day” is defined in Section 2.2(f).

“Acceptance Window” is defined in Section 2.2.(f).

“Accepted Note” is defined in Section 2.2(f).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 17.3.

“Applicable Margin” means, as to any Floating Rate Shelf Note, the percentage set forth opposite “Applicable Margin” in the Confirmation of Acceptance relating to such Series.

“Asset Disposition” means any Transfer except:

(a)          any

(i)          Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary;

(ii)          Transfer from the Company to a Wholly-Owned Subsidiary; and

(iii)          Transfer from the Company or a Wholly-Owned Subsidiary to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary, which in either case is for Fair Market Value;

so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and

(b)          any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials that are obsolete.

“Available Facility Amount” is defined in Section 2.2(a).

Schedule B-1

“Average Life” means, with respect to any issuance of Shelf Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the principal amount of such Shelf Note into (ii) the sum of the products obtained by multiplying (a) the principal amount of each proposed mandatory repayment of the principal thereof by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the applicable Closing Day with respect to such Shelf Note and the date of such mandatory prepayment.

“Bank Credit Agreement” means, collectively, that certain Revolving Loan Agreement, dated as of September 29, 2003, between the Company and SunTrust Bank and that certain Amended and Restated Revolving and Term Loan Agreement, dated as of January 3, 2001, between the Company and SunTrust Bank, each as amended, refinanced or replaced from time to time.

“Book of Business Sales” means the sale by the Company or any Subsidiary in the ordinary course of business of a book of business, either by the sale of assets or Capital Stock, which may include the sale of what is characterized as its profit center operations (i.e. office) that are made from time to time and are consistent with past practices, and where the value is less than $10,000,000.

“Breakage Cost Obligation” is defined in Section 8.9(b).

“Brown Family” means, collectively, (a) J. Hyatt Brown and Celia Brown and their children and grandchildren and (b) Persons controlled by or for the benefit of such individuals.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed, (iii) for purposes of Section 2.2 hereof only, a day on which Prudential is not open for business and (iv) in respect of any determination of the LIBOR Rate or any payment in respect of a Floating Rate Shelf Note that bears interest based on the LIBOR Rate, any day on which commercial banks and foreign exchange markets are not open in respect of U.S. Dollar deposits in London.

“Cancellation Date” is defined in Section 2.2(i)(iii).

“Cancellation Fee” is defined in Section 2.2(i)(iii).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means any class of capital stock, share capital, limited liability company membership interest or units, general or limited partnership interest or any other similar equity interest of a Person.

“Change in Control” is defined in Section 8.3(f).

“Change in Control Prepayment Date” is defined in Section 8.3(b).

“Closing” is defined in Section 3.2.

Schedule B-2

“Closing Day” means, with respect to the Series C Notes, the First Closing Date and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note in accordance with Section 2.2(d), provided that (a) if the Company and the Purchasers which are obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (b) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2.2(h), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(i)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(f).

“Consolidated EBITDA” means, for any period, the result of (a) Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period and (iv) non-cash charges, including all non-cash compensation, minus (b) gains on sales of assets (excluding sales in the ordinary course of business, which would include Book of Business Sales) and other extraordinary gains and other one-time non-cash gains, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Subsidiaries (determined in accordance with GAAP), of all interest expense in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease obligations) accrued or capitalized during such period; provided, however, that in calculating Consolidated Interest Expense effect shall be given to any interest rate protection agreements, whether or not such agreements constitute debits or credits in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis for such period and as determined in accordance with GAAP, adjusted to exclude the effect of any extraordinary gain or loss.

“Consolidated Net Indebtedness” means, as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, less the aggregate amount of Permitted Investments in excess of $25,000,000.

Schedule B-3

“Consolidated Net Worth” means, as of any date, total stockholders’ equity of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Rental Expense” means, for any period, the sum of all rentals paid or payable under operating lease obligations of the Company and its Subsidiaries (including, without limitation, all payments which the lessee is obligated to make to the lessor as the result of the termination of a lease obligation or any surrender of the property subject to such lease obligation, but excluding therefrom any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges), all determined on a consolidated basis for such period.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Debt Prepayment Application” means, with respect to any Asset Disposition of any property, the application by the Company or any Subsidiary, as the case may be, of cash in an amount equal to the Net Proceeds with respect to such Asset Disposition to pay Senior Debt (other than (a) Senior Debt owing to the Company or any of its Subsidiaries or any Affiliate and (b) Senior Debt in respect of any revolving credit or similar facility providing any Obligor or any such Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.4, in a principal amount equal to the Ratable Portion of the holder of such Note in respect of such Asset Disposition. If any holder of a Note fails to accept such offer of prepayment, then, for purposes of the preceding sentence only, the Company nevertheless will be deemed to have paid Senior Debt in an amount equal to the Ratable Portion of the holder of such Note in respect of such Asset Disposition.

“Debt Prepayment Transfer” is defined in Section 8.4(a).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest in respect of a Series of Notes that is the greater of (a) 2% per annum above the rate of interest then in effect in respect of the Notes of such Series or (b) 2% over the Prime Rate.

“Delayed Delivery Fee” is defined in Section 2.2(i)(ii).

Schedule B-4

“Disposition Value” means, at any time, with respect to any property

(c) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

(d) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof in good faith by the Company.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” is defined in Section 2.2(a).

“Fair Market Value” means, at any date of determination and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell) as determined by a Responsible Officer of the Company acting in good faith.

“Financing Documents” means this Agreement, the Notes and any Subsidiary Guaranty, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holders of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

“First Closing” is defined in Section 3.1.

“First Closing Date” means December 22, 2006.

Schedule B-5

“Fixed Charge Coverage Ratio” means, at the end of any fiscal quarter, the ratio of (a) the sum of (i) Consolidated EBITDA plus (ii) Consolidated Rental Expense, both calculated for the period of four consecutive fiscal quarters then ended to (b) the sum of (i) Consolidated Interest Expense plus (ii) Consolidated Rental Expense, both calculated for such period.

“Fixed Rate Notes” means the Series C Note and the Fixed Rate Shelf Notes.

“Fixed Rate Shelf Note” is defined in Section 1(b).

“Floating Rate Available Facility Amount” is defined in Section 2.2(a).

“Floating Rate Shelf Note” is defined in Section 1(c).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)          the government of

(i)          the United States of America or any State or other political subdivision thereof, or

(ii)          any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)          to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)          to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

Schedule B-6

(d)          otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” means, with respect to any Person, at any time, without duplication,

(a)          its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)          its liabilities for the deferred purchase price of property acquired by such Person (including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property but excluding (i) accounts payable arising in the ordinary course of business and (ii) payment obligations in respect of acquisitions of any Person (whether by acquisition of a majority of the Voting Stock of such Person or all or substantially all of its assets) to the extent that the amount thereof is dependent on the future financial performance of such Person (or assets) until such time as any such obligation would be required to be shown on a balance sheet of such Person prepared at such time in accordance with GAAP (at which time such obligation shall constitute “Indebtedness”));

(c)          all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)          all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

Schedule B-7

(e)          any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof excluding letters of credit except for standby letters of credit constituting credit support for any Indebtedness described in clauses (a) through (d) above.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Initial Subsidiary Guarantors” is defined in Section 9.6(a).

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Period” means:

(a)          as to any Floating Rate Shelf Note that bears a LIBOR Rate of interest, the one (1), two (2), three (3) or six (6) month period (as the Company may elect or be deemed to elect as provided herein) commencing on the date of the issuance of such Floating Rate Shelf Note (or on the last day of the immediately preceding Interest Period applicable thereto), and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the first (1st), second (2nd), third (3rd) or sixth (6th) succeeding calendar month, as the case may be; and

(b)          as to any Floating Rate Shelf Note that bears a Prime Rate of interest, the three (3) month period commencing on the date of the issuance of such Floating Rate Shelf Note (or, in connection with a conversion of such Note from Prime Rate to the LIBOR Rate, such shorter period designated by the Company in a written notice delivered to the holder of such Floating Rate Shelf Note, which written notice shall be delivered at least five Business Days prior to such conversion), and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the third succeeding calendar month; provided, however, that any changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately regardless of whether such change shall occur during such Interest Period;

 provided further, that the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

Schedule B-8

(ii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the first (1st), second (2nd), third (3rd) or sixth (6th) succeeding calendar month, as the case may be; and

(iii)          no Interest Period shall extend beyond the scheduled maturity date of such Floating Rate Shelf Note.

Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of (x) the last day of such Interest Period and (y) the day on which the applicable Floating Rate Shelf Note is repaid or prepaid

“Issuance Fee” is defined in Section 2.2(i)(i).

“Issuance Period” is defined in Section 2.2(b).

“LIBOR” means, in respect of any Interest Period, (i) the interest rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, as reported by the British Bankers’ Association as of 11:00 A.M. London time on the day that is two Business Days prior to the first day of such Interest Period; or (ii) if such rate ceases to be reported in accordance with the above clause (i) or is unavailable, the rate per annum quoted by JP Morgan Chase Bank at approximately 11:00 A.M. London time on the first day of such Interest Period for loans in U.S. Dollars to major banks in the London interbank Eurodollar market for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to the aggregate outstanding principal amount of the applicable Floating Rate Shelf Note with respect to which LIBOR is being calculated thereunder.

“LIBOR Rate” means for each Interest Period with respect to any Floating Rate Shelf Note, a per annum rate of interest equal to LIBOR plus the Applicable Margin.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the Notes or (c) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

Schedule B-9

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Proceeds” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(f)          the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(g)          all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Notes” is defined in Section 1.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors, if any.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Optional Floating Rate Prepayment Amount” is defined in Section 8.2(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means the aggregate amount of the following: (to the extent not subject to set-off rights, otherwise subject to Liens, or securing liabilities that do not constitute Indebtedness):

(a)          cash balances maintained by the Company or any Subsidiary with Prime Banks;

(b)          the principal amount of all negotiable certificates of deposit, commercial paper or promissory notes held by the Company or any Subsidiary having a maturity not exceeding one year issued by (i) any United States or any state or governmental agency that is rated at least “A” by Moody’s or “A” by Standard and Poor’s or (ii) any other entity the short-term debt obligations of which are rated at least “A” by Moody’s or “A” by Standard and Poor’s or (iii) any Prime Bank; and

(c)          investments in investment funds, investment companies or similar entities sponsored or managed by Prime Banks or other financial institutions which meet the requirements set forth in clause (b) above and 80% or more of the portfolio of which constitutes cash or other securities of the type specified in clause (b) above.

Schedule B-10

For the avoidance of doubt “Permitted Investments” shall not include any “Restricted Cash” as identified on the Company’s consolidated balance sheet.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Prime Bank” means a bank or trust company whose long-term unsecured debt is rated “A2” or better by Moody’s Investors Service, Inc. or “A” or better by Standard & Poor’s, Inc. ratings services.

“Prime Rate” means for any day and for each Floating Rate Shelf Note that bears interest at the “Prime Rate” (including as a result of the circumstances or events described in clauses (c), (d) and (e) of Section 8.9), the per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) floating rate established by JPMorgan Chase Bank, N.A., as its “prime rate” for domestic (United States) commercial loans in effect on such day plus the Applicable Margin. JPMorgan Chase Bank, N.A.’s, prime rate is a rate set by JPMorgan Chase Bank, N.A., based upon various factors, including JPMorgan Chase Bank, N.A.’s, costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged at any given time to any customer or particular class of customers for any particular credit extension. Without notice to the Company or any other Person, JPMorgan Chase Bank, N.A.’s, “prime rate” shall change automatically from time to time, based upon publicly announced changes in such rate, with each such change to become effective as of the beginning of business on the day on which any such change is publicly announced.

“Priority Debt” means, as of any date, (without duplication) the sum of (a) all outstanding Indebtedness of any Subsidiary (other than Indebtedness permitted under clauses (a) through (c) of Section 10.7) and (b) all Indebtedness of the Company secured by any Lien pursuant to clause (j) of Section 10.4).

“Pro Forma Basis” means, in connection with a merger or consolidation or any conveyance of assets and any determination of “Consolidated EBITDA”, “Consolidated Net Indebtedness”, “Consolidated Interest Expense” and “Consolidated Rental Expense” for any period of four consecutive fiscal quarters of the Company or a Successor Corporation (and compliance with any covenant using any of such terms), that such determination shall be made on the assumptions that any merger, acquisition, consolidation or conveyance shall be deemed to have occurred on the first day of the fourth full fiscal quarter preceding the date of determination and all Indebtedness incurred or paid (or to be incurred or paid) by all such Persons in connection with all such transactions (x) if paid, was paid on the first day of such four fiscal quarter period, as the case may be, and (y) if incurred, was outstanding in full at all times during such period and had in effect at all times during such period (or any portion of such period during which such Indebtedness was not actually outstanding) an interest rate equal to the interest rate in effect on the date of the actual incurrence thereof (regardless of whether such interest rate is a floating rate or would otherwise change over time by reference to a formula or for any other reason).

Schedule B-11

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds with respect to such Transfer to the acquisition by such Person of operating assets of such Person (excluding, for the avoidance of doubt, cash and cash equivalents), and of at least equivalent Fair Market Value, to the property so Transferred, to be used in the principal business of such Person as conducted immediately prior to such Transfer or in a business generally related to such principal business.

“Prudential” is defined in the introduction hereto.

“Prudential Affiliates” means (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control”, “controlling in” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.

“PTE” is defined in Section 6.2(a).

“Purchasers” is defined in the introduction hereto.

“QPAM Exemption” is defined in Section 6.2(d).

“Ratable Portion” means, in respect of any holder of any Note and any Transfer contemplated by the definition of Debt Prepayment Application, an amount equal to the product of

(a)          the Net Proceeds being offered to be applied to the payment of Senior Debt, multiplied by

(b)          a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of all Senior Debt at the time of such Transfer determined on a consolidated basis in accordance with GAAP.

“Request for Purchase” is defined in Section 2.2(d).

Schedule B-12

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 2.2(h).

“Responsible Officer” means any Senior Financial Officer or any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Transaction” means an Asset Disposition or a series of Assets Dispositions in which a Person Transfers Receivable Assets to another Person and either such Person or a subsequent transferee of such Receivable Assets or interests therein issues securities or other evidences of indebtedness, or obtains loans, backed directly or indirectly in whole or in part by such Receivable Assets or interests therein. For the purposes of this definition, the term:

(a)          “Receivable” means the Indebtedness and payment obligations (including, without limitation, obligations evidenced by an account, note, instrument, contract, security agreement, chattel paper, general intangible or other evidence of indebtedness or security) of an obligor arising from the sale of merchandise or services by any Person, including the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such obligor with respect thereto; and

(b)          “Receivable Assets” means, collectively,

(i)          Receivables originated or acquired by any Person from time to time and sold to another Person,

(ii)          (A)          all of such Person’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to each such Receivable,

(B)          all other security interests or liens and property subject thereto from time to time purporting to secure payment of each such Receivable, whether pursuant to the contracts setting forth the payment obligations in respect of such Receivables or otherwise, together with all financing statements signed by an obligor describing any collateral securing any such Receivable, and

(C)          all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables whether pursuant to the contracts setting forth the payment obligations in respect of such Receivables or otherwise;

including in the case of clauses (i)(B) and (i)(C), without limitation, any rights described therein evidenced by an account, note, instrument, contract, security agreement, chattel paper, general intangible or other evidence of indebtedness or security;

Schedule B-13

(iii)          all collections and all amounts received in respect of the Receivables, together with all collections received in respect of the property described in clause (ii) above in the form of cash, checks, wire transfers or any other form of cash payment, and all proceeds of Receivables and collections thereof (including, without limitation, collections evidenced by an account, note, instrument, letter of credit, security, contract, security agreement, chattel paper, general intangible or other evidence of indebtedness or security), and whatever is received upon the sale, exchange, collection or other disposition of, or any indemnity, warranty or guaranty payable in respect of, the foregoing;

(iv)          all rights (including rescission, replevin or reclamation) relating to any Receivable or arising therefrom; and

(v)          all proceeds of or payments in respect of any and all of the foregoing clauses (i) through (iv) above;

together with any other assets of the selling Person which directly relate to the Receivables being sold to the buying Person and secure or enhance the collectibility or value thereof in the same or similar manner as the foregoing.

“Senior Debt” means the Notes and any other Indebtedness of the Company or its Subsidiaries that by its terms is not in any manner subordinated in right of payment to any other unsecured Indebtedness of the Company or any Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series” is defined in Section 1.

“Series C Notes” is defined in Section 1(a).

“Shelf Note” and “Shelf Notes” are defined in Section 1.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the First Closing Date) of the Company; provided that Subsidiary Guarantors shall be deemed to be Significant Subsidiaries at all times.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Schedule B-14

“Subsidiary Guarantor” means, as of the date that the Company shall cause any Initial Subsidiary Guarantor to enter into the Subsidiary Guaranty in accordance with the provisions of Section 9.6(a), the Initial Subsidiary Guarantors, and at any time thereafter, the Initial Subsidiary Guarantors plus any other Subsidiary that has executed and delivered the Subsidiary Guaranty or the joinder agreement thereto and has not been released from its obligations thereunder in accordance with Section 9.6.

“Subsidiary Guaranty” is defined in Section 9.6(a).

“Subsidiary Stock” means, with respect to any Person, the Capital Stock (or any options or warrants to purchase stock, shares or other Securities exchangeable for or convertible into stock or shares) of any Subsidiary of such Person.

“Successor Corporation” is defined in Section 10.2(a).

“SVO” means the Securities Valuation Office of the NAIC.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, any transfer or issuance of any Subsidiary Stock (whether by means of a merger of the issuer of such Subsidiary Stock or otherwise). For purposes of determining the application of the Net Proceeds in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding separate Net Proceeds. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Net Proceeds attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Net Proceeds attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“Transfer Prepayment Date” is defined in Section 8.4(a).

“Transfer Prepayment Offer” is defined in Section 8.4(a).

“2004 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 15, 2004, among the Company and the Purchasers identified on Schedule A thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 of the United States of America.

Schedule B-15

“Voting Stock” means, with respect to any Person, Capital Stock of any class or classes of a corporation, an association or another business entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of such Person or which permit the holders thereof to control the management of such Person, including general partnership interests in a partnership and membership interests in a limited liability company.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-16

SCHEDULE 3

Payment Instructions

See attached.

Schedule 3

SCHEDULE 4.1(f)

Changes in Corporate Structure

NONE

Schedule 4.9

SCHEDULE 5.4

Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.4-1

SCHEDULE 5.7

Certain Litigation

NONE

Schedule 5.7

SCHEDULE 5.10

Patents

NONE

Schedule 5.10

SCHEDULE 5.11

ERISA Affiliates and Plans

Schedule 5.11-1

SCHEDULE 5.13

Use of Proceeds

Schedule 5.13

SCHEDULE 5.14

Existing Indebtedness

Schedule 5.14

EXHIBIT 1(a)

[FORM OF SERIES C NOTE]

BROWN & BROWN, INC.

5.66% SERIES C SENIOR NOTE DUE DECEMBER 22, 2016

[Date]
PPN: 115236 A# 8

No. [_____]
$[_______]

FOR VALUE RECEIVED, the undersigned, BROWN & BROWN, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to [___________________________], or registered assigns, the principal sum of [___________________________] DOLLARS [($  )] on December 22, 2016, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.66% per annum from the date hereof, payable semiannually, on the 22nd day of June and December in each year, commencing with the June or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Daytona Beach, Florida at the principal office of the Company in such jurisdiction or at such other place as the Company may designate in accordance with the terms of Section 14 of the Note Purchase Agreement, in lawful money of the United States of America..

This Note is one of the 5.66% Series C Senior Notes due December 22, 2016 (herein called the “Notes”) issued pursuant to that certain Master Shelf and Note Purchase Agreement, dated as of December 22, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

Payment of the principal of, and Make-Whole Amount, if any, and interest on this Note may be guaranteed by the Subsidiary Guarantors in accordance with the terms of the Subsidiary Guaranty as may be executed and delivered pursuant to the terms of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(a)-1

As provided in the Note Purchase Agreement, this Note is subject to mandatory or optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT ARE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

BROWN & BROWN, INC.

By:

Name:
Title:

Exhibit 1(a)-2

EXHIBIT 1(b)

[FORM OF FIXED RATE SHELF NOTE]

BROWN & BROWN INC.

SENIOR NOTE

No. R-[__]
Original Principal Amount:
Original Issue Date:
Interest Rate:
Interest Payment Dates:
Final Maturity Date:
Principal Installment Dates and Amounts:
PPN:

FOR VALUE RECEIVED, the undersigned, the undersigned, BROWN & BROWN, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to [___________________________], or registered assigns, the principal sum of [_______________________] DOLLARS ($[_________]) [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year, 30-day month) (a) subject to clause (b), on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) following the occurrence and during the continuance of an Event of Default, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand) on the unpaid balance of the principal, any overdue payment of interest, any overdue payment of any Make-Whole Amount, at the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made in Daytona Beach, Florida at the principal office of the Company in such jurisdiction or at such other place as the Company may designate in accordance with the terms of Section 14 of the Note Purchase Agreement, in lawful money of the United States of America.

This Note is one of the Fixed Rate Shelf Notes (herein called the “Notes”) issued pursuant to a Master Shelf and Note Purchase Agreement, dated as of December 22, 2006 (the “Note Purchase Agreement”), between the Company and the other Persons named as parties thereto and is entitled to the benefits thereof. As provided in the Note Purchase Agreement, this Note is subject to mandatory or optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

Exhibit 1(b)-1

Payment of the principal of, and Make-Whole Amount, if any, and interest on this Note may be guaranteed by the Subsidiary Guarantors in accordance with the terms of the Subsidiary Guaranty as may be executed and delivered pursuant to the terms of the Note Purchase Agreement.

This Note is a registered Note and, as provided in and subject to the terms of the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In case an Event of Default, as defined in the Note Purchase Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

BROWN & BROWN, INC.

By:

Name:
Title:

Exhibit 1(b)-2

EXHIBIT 1(c)
[FORM OF FLOATING RATE SHELF NOTE]

BROWN & BROWN, INC.

SENIOR NOTE

No. R-[__]
Original Principal Amount:
Original Issue Date:
Interest Payment Dates:	The last day of the Applicable Interest Period
Final Maturity Date:
Principal Installment Dates and Amounts:
PPN:

FOR VALUE RECEIVED, the undersigned, BROWN & BROWN, INC., a Florida corporation (the “Company”), hereby promises to pay to [___________________________], or registered assigns, the principal sum of [_______________________] DOLLARS ($[_________]) [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (a) as set forth in the Confirmation of Acceptance (computed on the basis contained in Section 8.9 of the Note Purchase Agreement (as hereinafter defined) on the unpaid balance of the principal thereof, during each Interest Period, at a rate per annum equal to the rate provided in Section 8.9 of the Note Purchase Agreement (the “Interest Rate”) in respect of such Interest Period, payable in the manner specified by, and in accordance with the terms of, the Note Purchase Agreement and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, and any overdue payment of any Optional Floating Rate Prepayment Amount or Breakage Cost Obligation (as defined in the Note Purchase Agreement referred to below), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at the Default Rate.

Payments of principal of, interest on and any Optional Floating Rate Prepayment Amount or Breakage Cost Obligation payable with respect to this Note are to be made in Daytona Beach, Florida at the principal office of the Company in such jurisdiction or at such other place as the Company may designate in accordance with the terms of Section 14 of the Note Purchase Agreement, in lawful money of the United States of America.

This Note is one of the Floating Rate Shelf Notes (herein called the “Notes”) issued pursuant to a Master Shelf and Note Purchase Agreement, dated as of December 22, 2006 (the “Note Purchase Agreement”), between the Company and the other Persons named as parties thereto and is entitled to the benefits thereof. As provided in the Note Purchase Agreement, this Note is subject to mandatory or optional prepayment, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

Exhibit 1(c)-1

Payment of the principal of, and Optional Floating Rate Prepayment Amount or Breakage Cost Obligation, if any, and interest on this Note may be guaranteed by the Subsidiary Guarantors in accordance with the terms of the Subsidiary Guaranty as may be executed and delivered pursuant to the terms of the Note Purchase Agreement.

This Note is a registered Note and, as provided in and subject to the terms of the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In case an Event of Default, as defined in the Note Purchase Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Breakage Cost Obligation) and with the effect provided in the Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

BROWN & BROWN, INC.

By:

Name:
Title:

Exhibit 1(c)-2

EXHIBIT 2.2(d)

FORM OF REQUEST FOR PURCHASE

BROWN & BROWN, INC.

Reference is made to the Master Shelf and Note Purchase Agreement (as amended from time to time, the “Note Purchase Agreement”), dated as of December 22, 2006, between Brown & Brown, Inc., a Florida corporation (the “Company”), Prudential Investment Management, Inc. and each of the other Persons named therein as parties thereto. All terms herein that are defined in the Agreement have the respective meanings specified in the Agreement. Pursuant to Section 2.2(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.             Aggregate principal amount of
Shelf Notes covered hereby
(the “Shelf Notes”)   $____________________1

2.             Individual specifications of the Shelf Notes:

Principal Amount	Final Maturity Date[2]	Principal Installment Dates and Amounts	Interest Payment Period	Floating or Fixed Rate of Interest	Modifications to Make-Whole Amount, if any

			Monthly	Floating - LIBOR plus Spread; 1, 2, 3 or 6 month Interest Periods at Obligors’ Option or Prime Rate

3.             Use of proceeds of the Shelf Notes:

4.             Proposed day for the closing of the purchase and sale of the Shelf Notes:

1 Minimum Draw Amount $10,000,000

2 No more than 10 years for Fixed Rate Notes and no more than 5 years for Floating Rate Shelf Notes.

Exhibit 2.2(d)-1

               5.              The purchase price of the Shelf Notes is to be transferred to:

Name and Address of Bank	Number of Account	Name and Telephone No. of Bank Officer

6.            The Company certifies (a) that the representations and warranties contained in Section 5 of the Note Purchase Agreement are true on and as of the date of this Request for Purchase, except as set forth on Annex 1 hereto, (b) that there exists on the date of this Request for Purchase no Event of Default or Default (both before and after giving effect to the issuance and purchase of the Notes contemplated hereby) and (c) the use of the proceeds of such Shelf Notes shall not be used to finance a Hostile Tender Offer.

7.             The aggregate amount of the Issuance Fee due in respect of the Shelf Notes is: $_______________

Dated: _______________ _____, ________

BROWN & BROWN, INC.

By:

Name:
Title:

Exhibit 2.2(d)-2

EXHIBIT 2.2(f)

[FORM OF CONFIRMATION OF ACCEPTANCE]

BROWN & BROWN, INC.

Reference is made to the Master Shelf and Note Purchase Agreement (the “Note Purchase Agreement”), dated as of December 22, 2006, among Brown & Brown, Inc., a Florida corporation (the “Company”), Prudential Investment Management, Inc. and each of the other Persons named therein as parties thereto. All terms used herein that are defined in the Note Purchase Agreement have the respective meanings specified in the Note Purchase Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Notes set forth in Section 5 of the Agreement, and agrees to be bound by the provisions of Section 2.2 of the Agreement.

Pursuant to Section 2.2(f) of the Note Purchase Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

II. Accepted Note. Aggregate principal amount $_____________________

(A)          (a)         Name of Purchaser:
(b)         Principal amount:
(c)         Final maturity date:
(d)         Principal installment dates and amounts:
(e)         Interest rate:
(f)         Interest payment period:
(g)         Registration Number;
(h)         Modifications to applicable Make-Whole Amount or Optional Floating Rate Prepayment Amount, if any:

(B)           (a)        Name of Purchaser;
(b)         Principal amount:
(c)         Final maturity date:
(d)         Principal installment dates and amounts:
(e)         Interest rate:
(f)         Interest payment period:
(g)         Registration Number;
(h)         Modifications to applicable Make-Whole Amount or Optional Floating Rate Prepayment Amount, if any:

(C), (D) ….. same information as to any other Purchaser]

Exhibit 2.2(f)-1

II. Closing Day: _________________________________

Dated: _______________ _____, ________

BROWN & BROWN, INC.

By:

Name:
Title:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:

Name:
Title: Vice President

[PRUDENTIAL AFFILIATE]

By:

Name:
Title: Vice President

Exhibit 2.2(f)-2

EXHIBIT 4.1(d)(i)

FORM OF FIRST CLOSING DATE OPINION OF SPECIAL COUNSEL FOR THE COMPANY

See attached

Exhibit 4.1(d)(i)

EXHIBIT 4.1(d)(ii)

FORM OF FIRST CLOSING DATE OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

See attached

Exhibit 4.1(d)(ii)

EXHIBIT 4.2(d)(i)

FORM OF CLOSING DAY OPINION OF SPECIAL COUNSEL FOR THE COMPANY

[To be provided in substantially the same form as that provided in connection with the First Closing Date, with such changes as to which Prudential and the applicable Purchasers may agree]

Exhibit 4.2(d)(i)

EXHIBIT 4.2(d)(ii)

FORM OF CLOSING DAY OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

[To be provided in substantially the same form as that provided in connection with the First Closing Date, with such changes as to which Prudential and the applicable Purchasers may agree]

Exhibit 4.2(d)(ii)

EXHIBIT 9.6(a)

FORM OF SUBSIDIARY GUARANTY

See attached

Exhibit 9.6(a)